Exhibit 23.1

The Board of Directors

Liberty Global, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-128945, 333-128553, 333-125927, 333-125930, 333-125941, 333-125943, 333-125946, 333-125962, 333-128034, 333-128035, 333-128036, 333-128037, 333-128038, 333-140111 and 333-152753) on Form S-3 and on Form S-8 of Liberty Global, Inc. of our report dated February 23, 2009, except for the second paragraph of note 1, which is as of July 15, 2009, with respect to the consolidated balance sheets of Liberty Global, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, comprehensive earnings (loss), equity and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in Form 8-K of Liberty Global, Inc. dated November 10, 2009. The financial statements of Telenet Group Holding NV, a partially owned subsidiary as of December 31, 2007 and for the year then-ended, were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Telenet Group Holding NV, is based solely on the report of the other auditors.

Our report refers to a change in the methods of accounting for income taxes in 2007 and certain investments and an insurance arrangement in 2008. Our report also refers to a change in accounting for noncontrolling interests, operating segments and discontinued operations, all of which have been applied retrospectively in the consolidated financial statements referred to above.

KPMG LLP

Denver, Colorado

November 10, 2009